Exhibit 11
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WSMP, INC. AND SUBSIDIARIES
                           -------------------------------

     Computation of Earnings (Loss) Per Common and Common Equivalent Share

                                    Quarter Ended
                                 -------------------

                                              May 19,       May 20,
                                              1995           1994
                                              ---------   ---------


Earnings (loss) computations:
   Net earnings (loss)                       $    7,659   $ 361,000
                                             ----------   ---------


Weighted average shares computation:
   Actual outstanding shares at
     beginning of period                      2,660,338   2,666,861
   Add (deduct) weighted average
     shares applicable to:
     Common stock issued                         27,753
     Common stock options outstanding           215,393     172,818
                                             ----------   ---------


   Weighted average shares as
     adjusted

                                              2,903,484   2,839,679
                                             ==========  ==========

Earnings (loss) per common and common
 equivalent share                            $      .00  $     .13
                                             ==========  ==========